EXHIBIT 10.1

FOURTH AMENDED AND RESTATED WHOLESALE CANNABIS SUPPLY AGREEMENT

This Third Amended and Restated Wholesale Cannabis Supply Agreement is entered into and effective as of September 1, 2023;

BETWEEN

1974568 ONTARIO LIMITED of the Municipality of Leamington in the Province of Ontario (“Aphria Diamond”),

- and -

APHRIA INC. of the Municipality of Leamington in the Province of Ontario (the “Aphria”),

Each of Aphria Diamond and Aphria may be referred to herein as a “Party,” and collectively referred to as “Parties.”

RECITALS:

WHEREAS Aphria Diamond wishes to supply Products (as defined below) to Aphria and Aphria has agreed to purchase such Products from Aphria Diamond on the terms set forth in this Agreement.

AND WHEREAS Aphria Diamond and Aphria have previously entered into that certain Wholesale Cannabis Supply Agreement on February 16, 2018, an Amended and Restated Wholesale Cannabis Supply Agreement dated November 1, 2019, a Second Amended and Restated Wholesale Cannabis Supply Agreement dated April 6, 2021, and a Third Amended and Restated Wholesale Cannabis Supply Agreement dated March 1, 2022 (collectively, the “Original Supply Agreement”) and the Parties now wish to amend, modify, restate and supplement the Original Supply Agreement as set out below.

NOW THEREFORE in consideration of the foregoing recitals (which are incorporated into and form part of this Agreement) and the mutual covenants hereinafter expressed, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms appearing in this Agreement without definition shall have the meaning given them in this Section 1.

1.	“ADRIC” has the meaning set forth in Section 15.1.

2.	“Affected Obligations” has the meaning set forth in Section 5.8(a).

3.

“Affiliate” shall mean (a) any corporation directly or indirectly controlling, controlled by, or under common control of Aphria Diamond or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of Aphria Diamond, but in each case only for so long as such ownership or control shall continue.

4.

“Agreement” means this third amended and restated wholesale cannabis supply agreement, including all Schedules and Exhibits hereto and all Purchase Orders issued by Aphria and accepted by Aphria Diamond pursuant hereto, as the same may be amended, supplemented, restated and/or otherwise modified from time to time in accordance with the terms hereof.

5.	“Amendment Effective Date” means September 1, 2023.

6.	“Aphria” has the meaning set forth in the recitals to this Agreement.

7.	“Aphria Diamond” has the meaning set forth in the recitals to this Agreement.

8.

“Aphria Diamond Facility” means, collectively, those buildings located at 620 county Rd, 14, Leamington, Ontario, N8H 3V8 as long as such buildings remain subject to License Number LIC-KX10UDSC08-2023 issued by Health Canada, as such license may be amended from time to time or any other facility of Aphria Diamond or its Affiliates (excluding Aphria) in respect of which a Cannabis Licence has been issued.

9.

“Aphria Facility” means Aphria’s facility in Leamington in respect of which a Cannabis Licence has been issued or any other facility of Aphria (excluding Aphria Diamond) in respect of which a Cannabis Licence has been issued.

10.

“Applicable Laws” means any applicable  (i) domestic statute, law (including the common and civil law and equity), constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise) or order, (ii) consent, exemption, approval or licence of any Governmental Authority, and (iii) policy, practice, guidance document or guideline of, or contract with, any Governmental Authority.

11.	“Arbitration” has the meaning set forth in Section 15.2.

12.

“Business Day” means any day of the week, other than a Saturday or Sunday or day on which Canadian chartered banks in Toronto, Ontario are authorized or obligated by law to close or are generally closed.

13.

“Canadian Regulatory Approval” means any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations that are necessary to possess, produce, cultivate, process, package/label, test, import, export, store, sell, deliver, transport, distribute or destroy a Product in Canada, including such approvals as may be required under the Cannabis Act pursuant to any other Applicable Laws or by any other applicable Canadian Regulatory Authority.

14.

“Canadian Regulatory Authority” means any supra-national, national, provincial or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in or responsible for regulation of the possession, production, cultivation, processing, packaging/labeling, testing, importing, exporting, storing, selling, delivering, transporting, distributing and destroying of the Products intended for human use in Canada, including Health Canada.

15.

“Canadian Regulatory Filing” means an application required to be filed with a Canadian Regulatory Authority seeking any Canadian Regulatory Approval required by Aphria to possess, produce, cultivate, process, package/label, test, import, export, store, sell, deliver, transport, distribute or destroy the Products in Canada, and all updates, amendments and reports filed therewith.

16.	“Cannabis Act” means the Cannabis Act (Canada) and all regulations made thereunder, including the Cannabis Regulations, as amended or superseded from time to time.

17.	“Cannabis Regulations” means Regulation SOR/2018-144, and any other regulations made under the Cannabis Act, as amended or superseded from time to time.

18.

“Cannabis Licence” means a licence to conduct and engage in licensable activities, including possession, production, cultivation, processing, packaging/labeling, testing, storing, selling, delivering, transporting, distributing and destroying the Products as required by one or more Canadian Regulatory Approvals.

19.

“Change in Control”, in respect of any Party, shall be deemed to have occurred upon: (i) the sale, transfer, conveyance or other disposition by such Party of all or substantially all of its assets; or (ii) a take-over bid, tender offer or exchange offer by any person (or two or more Persons who are acting jointly or in concert in respect of the foregoing) pursuant to which such person or persons would come to own a majority of all of the issued and outstanding voting shares or equity securities upon the completion thereof, or (iii) a merger, amalgamation, arrangement, reorganization, or other business combination or similar transaction involving a Party in which holders of all of the issued and outstanding voting securities or equity securities before the completion of the transaction would hold less than 50% of all of the issued and outstanding voting securities, or equity securities of such Party’s successor or of the continuing or surviving entity (the “Resulting Issuer”), upon the completion of such transaction, provided that in either case no Change of Control shall be deemed to have occurred if upon completion of any such transaction individuals who were members of the Board of Directors of such Party immediately prior to the effective date of such transaction constitute a majority of the Board of Directors of the Resulting Issuer following such effective date.

20.	“Change of Law” has the meaning set forth in Section 5.8(a).

21.	“Change of Law Amendment” has the meaning set forth in Section 5.8(b).

22.	“Change of Law Notice” has the meaning set forth in Section 5.8(a).

23.	“Change Period” has the meaning set forth in Section 5.8(b).

24.

“Control” (including the terms “control”, “controlled by”, “controlling” and “under common control with”) means the possession, directly or indirectly, or as trustee, executor or other legal representative, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee, executor or other legal representative, by contract or credit arrangement or otherwise.

25.	“Damages” has the meaning set forth in Section 13.2.

26.	“Diamond Payment” has the meaning set forth in Section 8.3.

27.	“Default” has the meaning set forth in Section 14.1.

28.	“Defaulting Party” has the meaning set forth in Section 14.2.

29.	“Designated Representatives” has the meaning set forth in Section 5.8(b).

30.	“Early Termination Notice” has the meaning set forth in Section 14.2.

31.	“Effective Date” means November 1, 2019.

32.

“Encumbrance” means any encumbrance of any kind whatever (registered or unregistered) and includes any security interest, mortgage, conditional sale, lien, hypothec, pledge, hypothecation, assignment, charge, security under section 426 or section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), any adverse claim, or joint ownership interest, any grant of any exclusive licence or sole licence, or any other right, option or claim of others of any kind whatever affecting the Products or the use of any thereof, any covenant or other agreement, restriction or limitation on the transfer of the Products or the use thereof, or a deposit by way of security or an easement, restrictive covenant, limitation, agreement or right of way, restriction, preferential arrangement, encroachment, burden or title reservation of any kind, or any rights or privileges capable of becoming any of the foregoing.

33.

“Exceptional Circumstances” means a situation involving an inspection by a Governmental Authority and/or an emergency situation, including as a result of compliance with Applicable Laws and/or a Force Majeure event.

34.	“Expenses of the Recall” has the meaning set forth in Section 10.1.

35.	“Excess Capacity” has the meaning set forth in Section 2.3(i).

36.	“Excess Products” has the meaning set forth in Section 2.3(i).

37.	“Flower” means Products that are dried cannabis flower (includes all commercial grades but does not include Gradeout, Trim and Shake).

38.	“FOB” means freight on board, where upon shipment, the cosignor (or the shipper’s agent) is liable for loss or damage to the Products until the Product is received at its destination.

39.	“Force Majeure” has the meaning set forth in Section 11.1.

40.

“Fresh Bud” means Products that are harvested and are still measured as wet.  For the purposes of this agreement, Fresh Bud is only to be sold as part of a Trial Lot or as fresh frozen material designated for extraction purposes.

41.	“Good Production Practices” means those good production practices and quality system rules set forth in Applicable Laws.

42.

“Governmental Authority” means (i) any court, judicial body, tribunal or arbitral body, (ii) any domestic government whether national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, (v)deleted, and (vi) any stock exchange, and for clarity, includes any Canadian Regulatory Authority.

43.	“Gradeout” means Products that are Grade Out (as set out in the Quality Agreement).

44.

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

45.	“Indemnified Party” has the meaning set forth in Section 13.4.

46.	“Indemnifying Party” has the meaning set forth in Section 13.4.

47.	“Independent Laboratory” has the meaning set forth in Section 6.3.

48.	“Litigious Dispute” has the meaning set forth in Section 15.1.

49.	“Non-Defaulting Party” has the meaning set forth in Section 14.2.

50.	“Notice of Dispute” has the meaning set forth in Section 15.1.

51.	“Optional Change” has the meaning set forth in Section 6.6.

52.	“Original Supply Agreement” has the meaning set forth in the recitals to this Agreement.

53.	“Party” and “Parties” each has the respective meanings given to such term in the recitals to this Agreement.

54.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

55.	“Price Per Gram” has the meaning set forth in Section 8.1.

56.

“Product” or “Products” means cannabis products derived from Rooted Cuttings supplied to Aphria by Aphria Diamond under this Agreement and which are delivered either as (i) cannabis plants; or (ii) harvested, irradiated and tested dried cannabis, and for certainty, Product does not include Rooted Cuttings, and for further certainty, Product will be further specified as being either (A) Flower, (B) Shake, (C) Gradeout, (D) Trim, or (E) Fresh Bud.

57.	“Purchase Orders” has the meaning set forth in Section 7.1.

58.	“Quality Agreement” has the meaning set forth in Section 9.2.

59.	“Rejected Product(s)” has the meaning set forth in Section 6.2.

60.	“Required Change” has the meaning set forth in Section 6.6.

61.	“Rooted Cuttings” means cannabis rooted cuttings, clippings and other starting genetic materials.

62.	“Rules” has the meaning set forth in Section 15.2.

63.

“Safety Data” means information required to be reported to a Governmental Authority relating to the safety of a Product, including any noxious and unintended response to a Product experienced by a customer, any response that requires in-patient hospitalization or prolongation of existing hospitalization, causes congenital malformation, is persistent or causes significant disability or incapacity, is life-threatening or results in death.

64.	“Set Off Invoice” has the meaning set forth in Section 8.3.

65.

“Specifications” includes for each Product: (i) material and component specifications (including approved Aphria Diamond and distributors; physical, chemical and microbiological specifications, as appropriate); (ii) labeling specifications (including physical attributes); (iii) sampling requirements (including quantities required for physical, chemical, microbiological testing); (iv) production and cultivation requirements, including processing and equipment requirements; (v) in-process control specifications (as appropriate); (vi) packaging requirements, including processing and equipment requirements; (vii) finished product release requirements (including identity, purity, quantity, potency, testing, testing methodology, equipment requirements, and release specifications); (viii) stability specifications (including storage conditions, testing methodology and equipment requirements); (ix) record-keeping standards (including master production documents, list of ingredients or processes undergone by the Products, materials used in the cultivation, testing performing, lot and batch tracking, sanitation program); and (x) such other analysis as may be reasonably requested in writing by Aphria, including phenotype analysis. Specifications for the Products are set forth in Schedule A, as may be amended from time to time in accordance with this Agreement.  The Specifications include that all Products must comply with all Canadian Regulatory Approvals, Good Production Practices and also be consistent with Applicable Laws, as appropriate.

66.	“Shake” means Products as commonly understood in the cannabis industry to be shake, but “Shake” specifically excludes Trim.

67.	“Term” has the meaning set forth in Section 3.

68.	“Third Party Claim” has the meaning set forth in Section 13.4.

69.

“Trial Lot” means fresh plant cuttings derived from Rooted Cuttings that are to be sold to Aphria at cost with the understanding that the Trial Lot is not to be sold to a third party but to be used by Aphria to perform research and development at its own cost.

70.	“Trim” means Products generated from the cannabis trimming process and includes stems, dried leaves and sugar buds. Harvested Trim from all Products is to be considered Excess Product.

71.	“Trim Premium” has the meaning set forth in Section 8.1.

2.	SUPPLY OF PRODUCTSAND ROOTED CUTTINGS

1.	Supply of Products by Aphria Diamond:

i.

Upon and subject to the terms and conditions hereof, Aphria Diamond agrees that it shall supply Products set out in Purchase Orders accepted by Aphria Diamond, to Aphria, on an exclusive basis, and Aphria agrees that it shall purchase Products from Aphria Diamond on a non-exclusive basis, as of and with effect from the Effective Date.

ii.

Aphria agrees that it will purchase: (a) 100% of the Flower, Shake and Gradeout produced by Aphria Diamond and (b) all of the other Products, if any, produced by Aphria Diamond; in each case, to the extent set out in a Purchase Order provided by Aphria and accepted by Aphria Diamond from time to time.

iii.	Aphria acknowledges that the Product being received is in a bulk state and has not undergone a final grading process.

iv.

Aphria Diamond is liable for waste product identified as part of the final grading process conducted in accordance with this Agreement and final billing for the Products will be on a net basis of waste product identified as part of the final grading.

v.

Aphria agrees that it will not resell any Products supplied by Aphria Diamond as Trial Lots, including any Fresh Bud, and that such Products will be used by Aphria solely for purposes of research and development.

2.	Supply of Rooted Cuttings by Aphria:

i.

Aphria will supply Aphria Diamond with the Rooted Cuttings required by Aphria to be used for the cultivation of Products at the Aphria Diamond Facility and production of various strains, in each case, to the extent set out in a Purchase Order, as well as historical records on harvest yields by strain to be used by both Aphria Diamond and Aphria when performing applicable tests described in the Specifications and for the inspection of each lot of Products. Aphria Diamond will follow the grow plan established by Aphria for the cultivation and production of Products at the Aphria Diamond Facility and, for certainty, Aphria will have the final decision with respect to the timing of planting.

ii.	All Rooted Cuttings will be provided by Aphria on an “AS-IS” “WHERE-IS” basis and will be shipped at Aphria Diamond’s expense and be delivered FOB at Aphria’s Facility in Leamington.

iii.

Aphria Diamond will have 5 days from the date of delivery of the Rooted Cuttings to accept or reject the Rooted Cuttings delivered by Aphria. Aphria Diamond may reject Rooted Cuttings for one of the following reasons: (a) visual inspection reveals the presence of mold or other physical defect that, if accepted and grown in the Aphria Diamond Facility, could contaminate other live plants; (b) the Rooted Cuttings do not conform to the specification provided with the Rooted Cuttings.

iv.

In the event that Aphria Diamond rejects the Rooted Cuttings on the basis of any of the foregoing reasons, Aphria Diamond shall deliver a notice setting forth the reason for the rejection. Aphria shall promptly replace the Rooted Cuttings and deliver new Rooted Cuttings to Aphria Diamond. This shall be Aphria Diamond’s sole remedy with respect to the Rooted Cuttings. Rooted Cuttings will be deemed to be accepted by Aphria Diamond if there is no notice delivered to Aphria explicitly rejecting the Rooted Cuttings within 5 days of the date of delivery of the Rooted Cuttings to the Aphria Diamond Facility. Any dispute between the parties arising with respect to the quality or suitability of the Rooted Cuttings shall be resolved in accordance with the Section 6.3.

3.	Excess Capacity

i.

In the event that Aphria Diamond, in its reasonable opinion, believes there will be un-utilized cultivation capacity at the Aphria Diamond Facility (“Excess Capacity”), then Aphria Diamond, acting reasonably, may elect to allocate Excess Capacity to cultivate and produce additional cannabis products at the Aphria Diamond Facility (“Excess Products”). Aphria covenants and agrees that it will allocate capacity for the cultivation of Products at the Aphria Diamond Facility in priority over capacity at any other Aphria cultivation facility, except if any of the following apply: (a) Aphria Diamond does not possess a Cannabis Licence or Canadian Regulatory Approval required for the cultivation, propagation, processing, possession, sale or distribution of such Product at the Aphria Diamond Facility or by Aphria Diamond or any certification; or (b) the Product is derived from a specific strain being grown, as of the Amendment Effective Date, for production at Redecan’s indoor growing facility located at 182 Foss Road, Fenwick, Ontario, L0S 1C0.

ii.

Aphria Diamond may source Rooted Cuttings to support cultivation to fill any Excess Capacity from one or more third parties so long as doing so does not adversely impact the quality of or contaminate any cultivation or production allocated to the Products to be sold to Aphria hereunder.

iii.

Aphria will not be obligated to purchase any Excess Products from Aphria Diamond. Any Excess Products supplied to Aphria by Aphria Diamond will be deemed to be “Products” for purposes of the representations, warranties and covenants set forth in Sections 4, 5, 6, 7, 8.3, 9, 10, 13 and 16.7 of this Agreement.

iv.

Notwithstanding Section 2.1(i), Aphria Diamond may from time to time sell Excess Products to third parties on the open market so long as doing so does not impede, interfere with or otherwise derogate from the performance of its obligations hereunder, including, without limitation, its obligation to supply Aphria with Products conforming to the Specifications.

3.	TERM

Unless earlier terminated in accordance with the terms hereof, this Agreement shall be for a term commencing on the Effective Date and expiring on the date that is one hundred and twenty (120) months from the Amendment Effective Date (the “Term”).

4.	REGULATORY MATTERS

1.	Regulatory Approval.

2.

Each Party will use commercially reasonable efforts to prepare, submit, obtain and maintain, any of its own required Canadian Regulatory Approval and any other approvals necessary for such Party to use, possess, process, package/label, test, import, export, sell, deliver, transport, distribute and destroy the Products at the applicable Aphria or Aphria Diamond Facility, as the case may be, in accordance with this Agreement and Applicable Laws.

4.2    Safety Data.

3.

To the extent Safety Data exists in respect of any Product, Aphria shall be entitled to, and shall be provided with reasonable access to, all such Safety Data for such Product.  Aphria may use any Safety Data in respect of such Product in connection with any Canadian Regulatory Filing, whether or not such filing is mandatory.

4.3    Responsibility for Labeling and Packaging.

All Products supplied by Aphria Diamond to Aphria pursuant to this Agreement will be sold and distributed by Aphria under its private label brands.  Aphria is solely responsible, at its own expense, for designing, developing, maintaining and updating all Product labeling, packaging, directions and inserts. Aphria will be solely responsible for ensuring that all Product labeling, packaging, directions and inserts it uses complies with Applicable Laws, including as set forth in any Canadian Regulatory Approval. To the extent that any information on a Product label, package, direction or insert is deficient and/or not in compliance with Applicable Laws, including as set forth in any Canadian Regulatory Approval, Aphria Diamond shall cooperate with and provide the necessary information to Aphria and shall provide assistance, as reasonably requested, at Aphria’s expense, to Aphria in order to permit Aphria to modify Product labeling, packaging, directions or inserts so that it conforms with Applicable Laws.

4.	Regulatory Fees.

Aphria Diamond will be solely responsible for all fees payable with respect to the submission (filing), prosecution and maintenance of the Canadian Regulatory Filings in respect of the licensing of the applicable Aphria Diamond Facility.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS

1.	Product Criteria.

Aphria Diamond represents, warrants and covenants, as applicable, that all Products will, at the time of delivery: (i) be free from defects and will conform with the Specifications; (ii) be of a good and merchantable quality and fit for the intended purpose; not be adulterated, except as it relates to the irradiation of the Product or as otherwise agreed by the Parties; (iii) comply with Applicable Laws; (iv) be labeled and handled in accordance with Good Production Practices and all Applicable Laws; (v) be produced, packaged and stored under sanitary conditions and in compliance with Good Production Practices and all Applicable Laws; (vi) be shipped in packaging in compliance with Applicable Laws and consistent with Aphria Diamond’s then current practices; and (vii) be free from any Encumbrances.  As Aphria’s sole remedy for a breach of any of the foregoing, if Aphria Diamond is notified in writing of the breach within thirty (30) days of Aphria selling the applicable Product but no later than ninety (90) days after the date of delivery, Aphria Diamond shall at Aphria Diamond’s option, replace such defective Products or refund the amounts paid by Aphria in respect of such defective Products. Any dispute arising between the parties from a notice received by Aphria Diamond pursuant to this Section 5.1 shall be resolved in accordance with the procedure set forth in Section 6.3.

2.	Intellectual Property Rights.

Aphria Diamond represents, warrants and covenants, as applicable, that to its knowledge: (i) the Products do not and will not infringe or violate any intellectual property rights of any third party; and (ii) in the event that the use, sale and/or distribution of any Products constitutes or is alleged to constitute an infringement of intellectual property rights, Aphria Diamond shall, at Aphria Diamond’s expense and at Aphria’s option, procure for Aphria the right to continue the use, sale and distribution, or replace such Products with non-infringing Products.

Aphria represents, warrants and covenants, that: (a) the Rooted Cuttings (and Aphria Diamond’s use of the Rooted Cuttings and resulting materials), and Aphria’s conversion or manipulation of the Products (if applicable) will not infringe or violate any intellectual property rights of any third party; and (b) in the event that the Rooted Cuttings (and Aphria Diamond’s use of the Rooted Cuttings and resulting materials) or the use, sale and/or distribution of any such converted or manipulated Products constitutes or is alleged to constitute an infringement of intellectual property rights, Aphria shall, at Aphria’s expense and at Aphria Diamond’s option, procure for Aphria the right to continue the use, sale and distribution, or replace such converted or manipulated Products with non-infringing Products.

3.	Licenses and Permits.

Aphria Diamond represents and warrants to Aphria that it shall maintain throughout the Term all applicable licenses, permits and authorizations necessary to perform its obligations under this Agreement with respect to the Products.

Aphria represents, warrants and covenants to Aphria Diamond that it shall at all times comply with Applicable Law and shall obtain and shall subsequently maintain throughout the Term all applicable licenses, permits and authorizations necessary to perform its obligations under this Agreement with respect to the Products.

4.	Suitability.

Aphria Diamond represents, warrants and covenants, as applicable, to Aphria that it has: (i) the requisite experience, knowledge and expertise; (ii) qualified personnel; and (iii) the legal right, to perform its obligations under this Agreement and Aphria Diamond covenants to Aphria that Aphria Diamond will perform such obligations in a sound, safe, lawful and workmanlike manner.

Aphria represents, warrants and covenants, as applicable, to Aphria Diamond that it has: (a) the requisite experience, knowledge and expertise; (b) qualified personnel; and (c) the legal right, to perform its obligations under this Agreement and Aphria covenants to Aphria Diamond that Aphria will perform such obligations in a sound, safe, lawful and workmanlike manner.

5.	Facilities.

Aphria Diamond represents and warrants that: (i) all Products will be produced at the Aphria Diamond Facility; and (ii) the Aphria Diamond Facility is registered, licensed and in good standing under Applicable Laws.

6.	Aphria Diamond Facility.

Aphria will have the right, but not the obligation, to have one or more employee agent(s) or representative(s) attend the Aphria Diamond Facility upon 48 hours’ prior written notice or at times mutually agreeable to both Parties to assess Aphria Diamond’s compliance with the Specifications, Good Production Practices and Applicable Laws and any other requirements contemplated by this Agreement; provided, however, that: (i) such assessments will be conducted by an employee agent(s) or representative(s) during customary business hours and shall not unreasonably interfere with the operations of the Aphria Diamond Facility; (ii) all such employee agent(s) or representative(s) will report solely to Aphria on a confidential basis confirming compliance or non-compliance, as applicable, with the Specifications, Good Production Practices and Applicable Laws and any other requirements contemplated by this Agreement; and (iii) in Exceptional Circumstances, Aphria’s employee agent(s) and/or representative(s) shall have the right to attend the Aphria Diamond Facility on such shorter notice as is reasonable in such circumstance.

7.	Obligations of Aphria.

In addition to any other obligations Aphria may have under this Agreement, Aphria covenants and agrees with Aphria Diamond that:

i.

Aphria will comply with all Applicable Laws including in its use, possession, processing, packaging/labelling, testing, importing, exporting, storage, sale, delivery, transportation, distribution and destruction of the Products; and

ii.	Aphria shall bear all responsibility with regard to the nature, content and use of all Aphria promotional and marketing materials used by Aphria in respect of the Products.

8.	Change of Law.

a.

The Parties acknowledge and confirm that the business of Aphria Diamond, Aphria and the Products are and will be subject to extensive regulation and Applicable Laws.  The Parties have attempted to structure their relationship pursuant to this Agreement in compliance with all Applicable Laws. However, if, at any time during the Term, there is any change in Applicable Laws with which a Party is required to comply (including any change to the Cannabis Act or any other Applicable Laws governing the legalization of the production, cultivation, processing, sale and distribution of cannabis in Canada), or any other change in the application or administration of Applicable Laws whether affecting a Party specifically or affecting all businesses of a similar nature to those of the Party, and, as a result of such compliance, such Party is no longer able to comply with one or more provisions of this Agreement (each such change, a “Change of Law”) the affected Party shall promptly notify the other Party in writing (a “Change of Law Notice”) of the Change of Law and any such notice shall contain a description of the Change of Law and the exact obligations under this Agreement which the affected Party is delayed or prevented from performing and/or the manner in which such Party’s obligations are performed as a result of such Change of Law (the “Affected Obligations”).

b.

Upon delivery of a Change of Law Notice, the respective Chief Executive Officers of the Parties, or their designates (“Designated Representatives”) will meet within three (3) calendar days and, in good faith, use their commercially reasonable efforts to agree on amendments to this Agreement necessary and appropriate to take account of the Change of Law, so that this Agreement may continue in force (a “Change of Law Amendment”). All Change of Law Amendments shall be agreed to by the Designated Representatives of the Parties no later than five (5) calendar days from the date of the Change of Law Notice, or such later date as the Designated Representatives may mutually agree in writing (the “Change Period”).  Without limiting the generality of the foregoing, where a Change of Law Amendment would result in additional costs being incurred disproportionately by one Party, the Parties shall negotiate in good faith to ensure that the contractual arrangements remain beneficial to both Parties.

c.

During the Change Period the obligation of the affected Party to perform the Affected Obligations shall be suspended and the affected Party shall not suffer or incur any liability to the non-affected Party or other Person in connection with its delayed, modified and/or non-performance of the Affected Obligations, as the case may be; provided, however, that the affected Party has used and continues to use its good faith, commercially reasonable efforts to minimize the impact of its delay, modified and/or non-performance of the Affected Obligations, including cooperating and collaborating with the non-affected Party to impose interim procedures and/or workarounds to minimize the impact of its delay, modification and/or non-performance of the Affected Obligations.

6.	PRODUCTS; REJECTED PRODUCTS

1.	Compliance with Specifications.

Prior to delivering any Products to Aphria, Aphria Diamond shall conduct such tests described in the Specifications and inspect each lot of Products for compliance with the applicable Specifications, consistent with Applicable Law and will ensure that all such Products have been approved by Aphria Diamond’s quality assurance person prior to delivery.

2.	Rejection of Products.

Other than notice provided pursuant to Section 5.1, if following delivery any Product fails to conform to the Specifications, Aphria may reject such Product (a “Rejected Product”) within five (5) days after receipt thereof.  Aphria will provide written notice to Aphria Diamond of any Rejected Product within such five (5) day period setting out in reasonable detail how such Rejected Product fails to conform to the Specifications. Aphria Diamond shall not charge Aphria for any Rejected Product or shall reimburse or credit the cost to Aphria of any Rejected Product that may already have paid by Aphria. If Aphria fails to deliver a notice regarding Rejected Product within five (5) days of receipt thereof, the Product shall be deemed to be accepted by Aphria. All Products accepted by Aphria, whether accepted following the replacement by Aphria Diamond or the resolution pursuant to Section 6.3, will be invoiced by Aphria Diamond to Aphria at the Price Per Gram.  Other than the remedy set forth in Section 5.1, the provisions of this Section shall be Aphria’s sole remedy with respect to the Rejected Product.

3.	Dispute Resolution.

In the event of a dispute regarding whether any Rejected Product complies with the Specifications, Aphria and Aphria Diamond shall utilize an independent laboratory as may be acceptable to both Aphria Diamond and Aphria, acting reasonably (the “Independent Laboratory”), to evaluate whether such Rejected Product conforms with the applicable Specifications. If such issue is submitted to the Independent Laboratory for resolution, (i) Aphria Diamond and Aphria will furnish or cause to be furnished to the Independent Laboratory such documents and information relating to the disputed issue as the Independent Laboratory may request and are available to that Party or its agents and will be afforded the opportunity to make written submissions to the Independent Laboratory; and (ii) the determination by the Independent Laboratory, as set forth in a notice to be delivered to both Aphria Diamond and Aphria within five (5) days of the submission to the Independent Laboratory of the issues remaining in dispute, will be final, binding and conclusive on the Parties, absent clerical manifest error.  If such Independent Laboratory determines that a Rejected Product complies with the Specifications, Aphria will bear full responsibility for any fees charged by the Independent Laboratory in respect of testing such Rejected Product and will be obligated to purchase such Product and accept shipment of such Product, subject to the terms and conditions set forth in this Agreement.  If such Independent Laboratory determines that a Rejected Product does not comply with the Specifications, Aphria Diamond will bear full responsibility for any fees charged by the Independent Laboratory in respect of testing such Rejected Product. The terms and existence of any dispute regarding a Rejected Product shall be kept in the strictest and utmost confidence by the Parties, consistent with the confidentiality obligations of the Parties for Arbitration proceedings under Section 15.2.

4.	Obligations Regarding a Rejected Product.

Aphria Diamond will, at its own expense: (i) replace any Rejected Product as soon as practicable, and in any event, (a) within five (5) days of Aphria’s notice of rejection or, (b) in the event of a dispute regarding such Rejected Product that is resolved by an Independent Laboratory, within fourteen (14) days of the determination by such Independent Laboratory that such Rejected Product does not conform to the Specifications; and (ii) promptly arrange for and pay all costs associated with the disposal and, if deemed necessary by Aphria Diamond, the destruction of such Rejected Product. Any disposal or destruction of Rejected Product shall be in accordance with all Applicable Laws.

5.	Return of Products.

Aphria acknowledges that it shall be responsible for maintaining and managing its inventory of accepted Products and that, except as otherwise set forth in this Agreement, no accepted Products delivered by Aphria Diamond in accordance with this Agreement shall be returnable to Aphria Diamond without Aphria Diamond’s prior written consent, which consent may not be unreasonably withheld. Except as otherwise set forth in this Agreement, all accepted Products that expire while in the possession of Aphria shall be destroyed at Aphria’s own expense and in accordance with Applicable Laws.

6.	Changes to Product.

Following Aphria Diamond’s Acceptance of a Purchase Order, Aphria Diamond will not make any change to any Products which are included in such Purchase Order or the production process in respect of any Products which are included in such Purchase Order unless: (i) such change is required by the Canadian Regulatory Authority or Applicable Laws and Aphria Diamond has provided reasonable detail to Aphria in respect of such change, including whether any such change would result in an increase or decrease in the purchase price of such Product (a “Required Change”); or (ii)(a) such change is proposed by Aphria Diamond in order to maintain or improve the quality of any Product; (b) Aphria Diamond has provided reasonable detail to Aphria in respect of such change, including whether any such change would result in an increase or decrease in the purchase price of such Product; and (c) Aphria Diamond has obtained the prior written consent of Aphria for such change, which consent may be withheld in Aphria’s sole discretion (an “Optional Change”).  Upon adoption of any Required Change or any Optional Change, such Required Change or Optional Change, as the case may be, shall become part of the Specifications for such Product.  Aphria shall solely bear the costs associated with any Required Change or any Optional Change.

7.	Storage.

Aphria Diamond shall store the Products at the Aphria Diamond Facility in accordance with the Specifications, Good Production Practices and Applicable Laws, consistent with the same practices and procedures used by Aphria Diamond in its own operations and in respect of its other Aphria Diamond relationships. Aphria will have the right to inspect, from time to time, the Aphria Diamond Facility subject to the conditions provided under Section 5.6.

8.	Bulk Transfer Transaction Form.

As applicable and prior to each shipment of Products, the Parties agree to complete a bulk transfer transaction form and such other documents as otherwise may be required by Applicable Laws. The quantities listed on the bulk transfer transaction form must be in line with approved amounts for possession, storage, sale and distribution of the Products under the cultivation licence for the Aphria Facility and the Aphria Diamond Facility. If applicable, the bulk transfer transaction form must be signed by both Aphria Diamond and Aphria and be submitted to the Canadian Regulatory Authority (Health Canada) a minimum of ten (10) Business Days in advance of each shipment or such other time period as may be specified by any Canadian Regulatory Authority. The Parties acknowledge and agree that Aphria Diamond may not ship any Products if it has been directed by the Canadian Regulatory Authority (Health Canada) not to do so.

9.	Shelf Life.

Unless otherwise agreed upon by the Parties, Aphria Diamond shall ensure that all Products supplied to Aphria will be quality assurance released and delivered to Aphria no later than two (2) months after the Product has left the grow room.  Where both Parties agree to storage at the Aphria Diamond Facility at Aphria’s request, any quality issues that are found as a result of such storage are the responsibility of Aphria. Aphria Diamond is only responsible for ensuring the Product meets the Specification at the time of release.

10.	Shipping.

Aphria Diamond will ship the Products in accordance with Applicable Laws at Aphria’s sole expense. Such shipments will occur weekly, so long as there is Product released and available to ship. In respect of Products shipped to the Aphria Facility in Leamington, all such Products will be delivered FOB Aphria’s Facility.

11.	Mandatory Product Handling Instructions for Shipment and Storage.

Aphria Diamond will prepare each Product for transportation with due care in accordance with the Specifications, consistent with the Applicable Law, the Specifications and the Quality Agreement.

7.	PURCHASE ORDERS

1.	Purchase Orders.

i.

The Products will be ordered by Aphria by the issuance of pre-numbered purchase orders (“Purchase Orders”).  All Purchase Orders are subject to acceptance by Aphria Diamond before they become binding on Aphria Diamond.

ii.

Each Purchase Order will designate the desired delivery dates for the Products and packaging configurations for the Products and will specify the Aphria Facility ordering the Products.  Aphria shall not be required to deliver, and Aphria Diamond shall not accept, Purchase Orders for any Product to be delivered after the date of termination or expiration of this Agreement.

iii.

All sales of accepted Products by Aphria Diamond to Aphria will be subject to the provisions of this Agreement and will not be subject to the terms and conditions contained in any Purchase Order of Aphria or confirmation of Aphria Diamond, except insofar as any such Purchase Order or confirmation establishes: (a) the type of Product to be sold; (b) the quantity of Products to be sold; (c) the delivery dates for those Products; (d) the packaging configuration for those Products; and I the location to which those Products are to be delivered.

iv.	For greater certainty, Aphria shall have no obligation to purchase any quantities of Products that are not specifically set out in a Purchase Order provided by Aphria and accepted by Aphria Diamond.

2.	Delivery.

Aphria Diamond shall use commercially reasonable efforts to deliver Products to Aphria within seven (7) days of the delivery date specified in the applicable Purchase Order, unless otherwise mutually agreed in writing by the Parties.  Aphria Diamond shall not be liable for any delay in delivery if Aphria Diamond used commercially reasonable efforts to deliver Products within the time periods specified herein.

3.	Supply Levels.

If Aphria Diamond anticipates that it will be unable to supply at least ninety percent (90%) (in grams) of the quantity of a Product ordered pursuant to a Purchase Order, Aphria Diamond shall notify Aphria as soon as reasonably practicable prior to the date on which Product is to be delivered to Aphria as contemplated in Section 7.2.

8.	PURCHASE PRICE AND PAYMENT

1.	Purchase Price of Aphria Diamond Product.

The purchase price of the Product (the “Price Per Gram”) shall be as set forth in Schedule B.

2.	Records and Inspections.

Aphria Diamond will maintain accurate records containing sufficient data from which the purchase price payable pursuant to this Agreement may be calculated.  Aphria Diamond will maintain those records for two (2) years after the end of the applicable contract year to which those records relate.  Promptly following any request by Aphria, Aphria Diamond will permit examination of those records by Aphria during Aphria Diamond’s customary business hours.

3.	Payment Terms.

4.

The price of all Products will be paid within thirty (30) days following the receipt of the invoice by Aphria from Aphria Diamond for Products delivered to Aphria during the preceding month, and/or consistent with past practices established between the parties.

4.

Withholding Taxes.  All prices under this Agreement shall be exclusive of applicable sales tax, for which Aphria will be responsible. Any payments under this Agreement shall be paid in full without any deduction or withholding of taxes, except to the extent required by law. If any taxes are required to be deducted or withheld by Aphria pursuant to legal requirements, Aphria will (i) pay the taxes to the taxing authority, and (ii) send proof of such payment to Aphria Diamond. Each Party agrees to use commercially reasonable efforts to assist the other Party in claiming any legal exemptions from the respective obligation to deduct or withhold tax.

9.	PRODUCT QUALITY; PHARMACOVIGILANCE

1.	Quality Complaints.

Within ten (10) days after receiving a complaint regarding the quality of any Product, the Party that received such complaint will provide a copy of such complaint to the other Party.  Aphria Diamond, in cooperation with Aphria, will promptly investigate any such complaint and will, as soon as reasonably practicable but in any event within thirty (30) days after receiving such complaint, provide a report to Aphria setting out the findings of such investigation in reasonable detail.  Aphria shall be responsible for filing with the Canadian Regulatory Authority any report that may be required in respect of a quality complaint regarding any Product.

2.

Quality Agreement. Each Party is responsible for fulfilling its technical, quality and Good Production Practices.  The Parties agree to comply with the terms of the quality agreement (“Quality Agreement”), which Quality Agreement shall be in the form attached hereto as Exhibit I to Schedule A.  In the event of any conflict between the terms of the Quality Agreement and any other term of this Agreement, the terms of this Agreement shall be paramount.

10.	PRODUCT RECALLS

1.

In the event (i) any Governmental Authority issues a request, directive or order that a Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Aphria, after consultation with Aphria Diamond, reasonably determines that a Product should be recalled because the Product does not conform to Specifications, or (iv) Aphria Diamond, after consultation with Aphria, reasonably determines that a Product should be recalled for any reason, the Parties shall take all appropriate corrective actions reasonably requested by the other Party hereto or by any Governmental Authority.  In the event that such recall results from the breach of Aphria Diamond’s representations, warranties and/or covenants under this Agreement, or Aphria Diamond is otherwise responsible for the recall, Aphria Diamond shall be responsible for 100% of the Expenses of the Recall.  In the event the recall results from the breach of Aphria’s representations, warranties and/or covenants under this Agreement, or Aphria is otherwise responsible for the recall, Aphria shall be responsible for one hundred percent (100%) of Expenses of the Recall. In the event of a recall that is neither Party’s fault, the Parties shall evenly split the Expenses of the Recall. In the event of a recall that is the fault of both Parties, the Parties shall allocate the Expenses of the Recall between each of the Parties based on each Party’s respective culpability for such recall, with the Parties acting reasonably. For the purposes of this Agreement, “Expenses of the Recall” shall mean the reasonable and direct costs and expenses of notification of customers and destruction or return of the recalled Product, as well as any reasonable and direct out-of-pocket costs, solely in connection with any corrective action taken by Aphria Diamond. For greater certainty, Expenses of the Recall shall not include any indirect or consequential costs,  loss of profits, business revenues, business interruption and the like, of either Party. Aphria shall lead and conduct a recall in accordance with its standard operating procedures and the Quality Agreement and Aphria Diamond shall fully cooperate with Aphria to assist with the recall process as necessary.

2.

Allocation of Fault.  If the Parties disagree as to the allocation of fault described above, Aphria Diamond shall deliver the samples of the recalled Product to an Independent Laboratory for analytical testing to confirm the Product’s conformance to the Specifications and whether the Product does not conform with the Specifications as a result of a deficiency in the Rooted Cuttings provided by Aphria to Aphria Diamond.  All costs and expenses associated with such third party testing shall be for the account of the Aphria if it is determined by the Independent Laboratory that the recalled Product did not meet the Specifications as a result of a deficiency in the Rooted Cuttings provided by Aphria Diamond, otherwise all costs and expenses for such third party testing shall be for the account of Aphria Diamond.

11.	FORCE MAJEURE

1.

A Party shall be excused for any failure or delay in performing any of its obligations under this Agreement (other than payment obligations), if such failure or delay is caused by, or contributed to by, Force Majeure, or if performance of this Agreement becomes commercially impractical as a result of Force Majeure, provided that such Party shall (i) promptly notify the other Party in writing of the occurrence or circumstance upon which it intends to rely to excuse its performance, and (ii) promptly resume performance after the cause of such delay is removed.  For purposes of this Agreement, “Force Majeure” shall mean any act of God, accident, explosion, fire, storm, earthquake, flood, drought, riot, embargo, civil commotion, war, act of war, terrorism, act or order of any Governmental Authority or inability to obtain or delay in the delivery of raw materials, parts or completed merchandise by Aphria Diamond thereof, but shall specifically exclude labour disputes of either Party.

12.	INTELLECTUAL PROPERTY RIGHTS

1.	Intellectual Property.

i.	Each Party hereby acknowledges that it does not have, and shall not acquire any interest in any of the other Party’s intellectual property unless otherwise expressly agreed in writing.

ii.

Each Party agrees not to use any trade names or trademarks of the other Party, except as specifically authorized by the other Party in writing or under this Agreement both as to the names or marks which may be used and as to the manner and prominence of use, except as required under Applicable Law.

iii.

Aphria hereby grants to Aphria Diamond, the exclusive, limited, royalty free, revocable licence to use the word mark “Aphria” in Canada, solely as part of the composite name “Aphria Diamond” to connote the operating entity of 1974568 ONTARIO LIMITED. This limited licence will be automatically revoked and terminated by Aphria upon the termination of this Agreement or the winding up, liquidation, reorganisation, dissolution, bankruptcy or sale of all or substantially all of the assets of 1974568 ONTARIO LIMITED.

13.	INSURANCE; INDEMNIFICATION AND LIMITATION OF LIABILITY

1.	Insurance.

Each Party will (i) at all times during the Term and continuing for a period of two (2) years after the date of any expiration or termination of this Agreement, maintain in full force and effect, for the benefit of itself and the other Party, commercial general liability insurance which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement and in any event, will maintain product liability insurance in an amount not less than five million dollars ($5,000,000) for each occurrence and in the aggregate (it being understood that either Party may self-insure a portion of such coverage as may be commercially reasonable and furnishes adequate protection as described above), and (ii) use its commercially reasonable efforts to cause its insurer of such policy to provide that policy cannot be terminated or canceled without giving the other Party thirty (30) days prior written notice.  During the Term, each Party’s insurance policy will name the other Party as an additional insured.  Upon request by the other Party from time to time but not more often than once annually, each Party shall furnish the other with a certificate of insurance evidencing that such insurance coverage is in force.

2.	Indemnification by Aphria Diamond.

Aphria Diamond shall indemnify, defend and hold Aphria, and its respective officers, directors, employees, and representatives harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable legal fees and disbursements (collectively, “Damages”), claimed by a third party pursuant to any and all suits, investigations, claims or demands by third parties to the extent resulting from or arising out of: (i) any breach by Aphria Diamond, its Affiliates or their respective officers, directors, employees, or representatives of any representation, warranty and/or covenant of Aphria Diamond under this Agreement; (ii) any negligence or willful misconduct by Aphria Diamond, its Affiliates or their respective officers, directors, employees, or representatives; (iii) a Product defect caused by the failure of Aphria Diamond, its Affiliates or their respective officers, directors, employees, or representatives to comply with Good Production Practices and Applicable Laws; (iv) any product liability action arising from or in connection with the sale of the Products (including, design defect claims, product defect claims, or claims under strict liability in tort, except to the extent such product liability action arises from an indemnified event pursuant to Section 13.3); and/or (v) any failure to properly dispose of or destroy any Rejected Product in accordance with Applicable Laws.

3.	Indemnification by Aphria.

Aphria shall indemnify, defend and hold Aphria Diamond and its respective officers, directors, employees, and representatives harmless from and against any and all Damages claimed by a third party pursuant to any and all suits, investigations, claims or demands by third parties to the extent resulting from or arising out of: (i) any breach by Aphria or its respective officers, directors, employees or representatives of any representation, warranty and/or covenant of Aphria under this Agreement; (ii) any negligence or willful misconduct by Aphria or its respective officers, directors, employees or representatives; (iii) a Product defect caused by Aphria or its respective officers, directors, employees, or representatives; (iv) any product liability action arising from or in connection with the sale of Products (including design defect claims, product defect claims, or claims under strict liability in tort, except to the extent such product liability action arises from an indemnified event pursuant to Section 13.2).

4.	Procedures.

The obligations and rights of the each of the Parties as an Indemnifying Party (as defined below) or as an Indemnified Party (as defined below) under Section 13.2 or 13.3, as the case may be, with respect to claims of any third party that are subject to indemnification as provided for in Sections 13.2 or 13.3 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions set forth in this Section 13.4.  As soon as a Party becomes aware of a Third Party Claim (actual or threatened) for which it intends to seek indemnification under Section 13.2 (in the case of Aphria) or Section 13.3 (in the case of Aphria Diamond) (the Party seeking indemnification being referred to as the “Indemnified Party” and the Party obligated for indemnification being referred to as the “Indemnifying Party”), the Indemnified Party shall give the Indemnifying Party prompt written notice and shall permit the Indemnifying Party to have control over the defense of such Third Party Claim.  The Indemnified Party agrees to provide all reasonable information and assistance to the Indemnifying Party in such defense.  The Indemnifying Party is authorized to direct all aspects of the defense for which it has an obligation of indemnification and defense hereunder, including selection of counsel, discovery, motions and settlement, provided that the Indemnifying Party may not settle or dispose of any such matter in any manner which would confess wrongdoing or otherwise adversely impact the rights or interest of the Indemnified Party without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed.

5.

IN NO EVENT SHALL APHRIA DIAMOND OR ANY OF ITS CONTRACTORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, LOSS OF REVENUE OR LOSS OF PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT INCLUDING NEGLIGENCE OR INDEMNITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  OTHER THAN IN THE EVENT OF A RECALL, NEGLIGENCE OR WILLFUL MISCONDUCT. THE LIABILITY OF APHRIA DIAMOND OR ANY OF ITS CONTRACTORS SHALL NOT EXCEED THE AMOUNTS PAID OR PAYABLE TO APHRIA DIAMOND BY APHRIA PURSUANT TO THIS AGREEMENT IN THE PRECEDING THREE MONTHS FROM THE DATE OF THE CLAIM, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT (INCLUDING AS SET OUT IN SECTION 13.2), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  APHRIA DIAMOND DISCLAIMS ALL IMPLIED WARRANTIES AND IMPLIED CONDITIONS.

14.	TERMINATION

1.	Events of Default.

Any of the following events or circumstances shall constitute a default (“Default”) under this Agreement:

i.

if the other Party: (a) admits its inability or is unable to pay its debts generally as they become due; (b) ceases to carry on business in the ordinary course; (c) is adjudged (or is sought by a creditor to be adjudged) a bankrupt or insolvent; (d) makes an assignment or arrangement with or for the benefit of creditors; (e) has a custodian or receiver or receiver manager or any other official with similar powers appointed for it or a substantial portion of its properties or assets and such appointment is not dismissed or discharged within thirty (30) days thereof; or (f) seeks protection from its creditors under legislation affecting the rights of creditors generally or similar legislation;

2.

Upon the occurrence of a Default by a Party hereto (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may by notice to the Defaulting Party declare the Defaulting Party to be in default and the Non-Defaulting Party, in its sole and absolute discretion, may terminate its rights and obligations under this Agreement by giving notice (an “Early Termination Notice”) to the Defaulting Party, without prejudice to its rights under this Agreement accrued to the date of termination and its rights to seek damages as a result of such Default and termination.

3.	Canadian Regulatory Authority.

i.

If a Canadian Regulatory Authority or any third party challenges a Product and such challenge is reasonably likely, in the mutual determination of both Parties, to impact the commercial viability of such Product, Aphria may, upon thirty (30) days prior written notice to Aphria Diamond, (a) terminate its rights and obligations under this Agreement with respect to the Products that are subject to such challenge; and (b) cancel those portions of its existing Purchase Orders, without penalty or recourse by Aphria Diamond, relating to the Products that are subject to such challenge.

ii.

If a Canadian Regulatory Authority provides notice to a Party that it intends to seek the withdrawal from the market of any of the Products, either Party shall have the right, but not the obligation, to challenge the Canadian Regulatory Authority’s proposed action and exhaust all avenues of redress available to such Party. If, following such challenge, the Canadian Regulatory Authority prevails in its effort to withdraw from the market any of the Products, as evidenced by a final, non-appealable administrative or legal order, then either Party may immediately upon written notice to the other Party: (a) terminate its rights and obligations under this Agreement with respect to the Products that are subject to such withdrawal; and (b) cancel those portions of any existing Purchase Orders, without penalty or recourse, relating to the Products that are subject to such withdrawal. In the event that a Party determines not to challenge the proposed regulatory action, the other Party may immediately upon written notice to such Party terminate its rights and obligations under this Agreement with respect to such Products (including under any Purchase Order).

15.	DISPUTE RESOLUTION

1.	Litigious Disputes.

Except for disputes requiring resolution pursuant to Section 6.3 of this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination (a “Litigious Dispute”), shall be referred, upon written notice (a “Notice of Dispute”) given by one Party to the other, to a senior executive from each Party.  The senior executives shall seek to resolve the Litigious Dispute on an amicable basis within thirty (30) days of the Notice of Dispute being received. If both Parties agree, the Litigious Dispute may be referred to mediation before a mediator mutually agreed upon by the Parties or, failing such agreement, to be appointed by the ADR Institute of Canada, Inc. (the “ADRIC”).  The Parties shall equally share the costs of the mediator, the mediation venue and the ADRIC.

2.	Arbitration.

If the Litigious Dispute is not resolved within thirty (30) days of receipt of the Dispute Notice, the Litigious Dispute shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the ADR Institute of Canada, Inc. (the “Rules”) but, subject to the agreement of both Parties, the ADRIC is not required to administer the arbitration (the “Arbitration”). Unless otherwise agreed to in writing by the Parties:

i.

the Arbitration shall be conducted before one (1) arbitrator mutually agreed upon by the Parties. If the Parties are unable to agree upon an arbitrator within ten (10) Business Days of the commencement of the Arbitration, the arbitrator shall be appointed in accordance with the Rules and the Arbitration shall proceed thereafter as an administered arbitration under the auspices of the ADRIC;

ii.	the seat of the Arbitration shall be Toronto, Ontario, Canada;

iii.	the language of the Arbitration shall be English;

iv.

any award or determination of the arbitrator shall be final and binding on the Parties and there will be no appeal on any ground, including, for certainty, any appeal on a question of law, a question of fact, or a question of mixed fact and law; and

v.

all matters relating to the Arbitration, including all documents created in the course of or for the purposes of the Arbitration and any interim or final decision, order or award in the Arbitration, shall be kept confidential and shall not be disclosed by any Party to any third party (excluding their respective legal counsel and where necessary, financial advisors) without the prior written consent of the other Party, or unless required by Applicable Laws.

3.

Urgent Interim Measures.  Notwithstanding the timelines set out in Sections 15.1 and 15.2 above, to the extent that any Party has a Litigious Dispute that requires urgent interlocutory relief or urgent interim measures, that Party may commence an urgent interim measures application pursuant to the Rules. Any such application shall proceed as an Arbitration administered by the ADRIC. The Parties shall not commence legal proceedings in any court in connection with a request for urgent interlocutory relief or urgent interim measures.

16.	GENERAL PROVISIONS

1.

Entire Agreement; Amendment.  The Parties hereto acknowledge that this Agreement, together with all documents referred to in this Agreement and all schedules attached hereto, sets forth the entire agreement and understanding of the Parties and supersedes all prior and contemporaneous written and/or oral agreements and/or understandings with respect to the subject matter of this Agreement, including the Original Supply Agreement and any other ancillary agreements among the Parties.  No modification of any of the terms of this Agreement or any amendments thereto shall be deemed to be valid unless in writing and signed by the Party against whom enforcement is sought.  No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

2.	Currency.

All currency amounts in this Agreement are stated in Canadian dollars.

3.	Waiver.

No waiver by either Party of any default or other breach of this Agreement shall be effective unless in writing, nor will any waiver operate as a waiver of any other default or other breach of this Agreement, including the same default or breach on a future occasion.

4.	Obligations to Third Parties.

Each Party represents and warrants that its obligations under this Agreement do not violate any of its obligations, express or implied, undertaken with any third party.

5.	Assignment.

This Agreement shall be binding upon and inure to the benefit of the successors, permitted assigns and transferee of each of the Parties.  This Agreement may not be assigned or transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed. A Party may, however, assign its rights hereunder to an affiliate with the written consent of the other Party which shall not be unreasonably withheld.  No assignment shall release the original Party hereto from its duties and obligations under this Agreement.

6.

Governing Law and Jurisdiction.  This Agreement will be governed by, and construed, interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any rule or principle of the conflict of laws which might refer such construction or interpretation to the laws of another jurisdiction) and the laws of Canada applicable therein. The Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario for any legal proceedings arising out of this Agreement or the performance of the obligations hereunder.

7.	Time of the Essence.

Time is of the essence of each provision of this Agreement, including with respect to delivery of Products, and no extension or variation of this Agreement shall operate as a waiver of this provision.

8.	Notices.

Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed to have been sufficiently given if in writing and either delivered by e-mail, facsimile transmission (with electronic receipt), overnight courier service against receipt or sent by registered or certified mail, return receipt requested, addressed as indicated below:

If to Aphria Diamond:

1974568 Ontario Limited.
2237 Essex Rd. 31
Kingsville, Ontario, N9Y 2E5

Attention:        ***
E-mail:            ***

If to Aphria:

Aphria Inc.
98 Talbot Street West

Leamington, Ontario

N8H 1M8

Attention:        ***
E-mail:            ***

With copy to: ***

Notice so given will be deemed to have been given and received on: (i) the same day the notice is sent if transmission of the notice is by e-mail or facsimile sent before 4:00 pm (recipient’s time) on a Business Day; (ii) the next Business Day following the date that the notice is sent if transmission of the notice is by e-mail or facsimile transmission sent on a day that is not a Business Day or sent on or after 4:00 pm (recipient’s time) on a Business Day; (iii) on the day of delivery of the notice by overnight courier service; or (iv) on the seventh Business Day following the day of mailing. Any party from time to time by notice given pursuant to the terms of this Agreement may change its address for the purpose of this Agreement. In the event of actual or threatened disruption of postal service, notice will be delivered by overnight courier service or sent by facsimile or e-mail.

9.	Severability.

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by Applicable Law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible; provided, however, that nothing herein shall be construed so as to defeat the overall intention of the Parties.

10.	Headings, Interpretation.

The headings used in this Agreement are for convenience only and are not a part of this Agreement.  This Agreement shall be deemed to have been drafted jointly by both Aphria and Aphria Diamond for purposes of interpreting any of the terms or provisions of this Agreement.

11.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.  Any counterpart may be signed and transmitted by facsimile or PDF with the same force and effect as if such counterpart was a signed original.

12.	Independent Contractor.

The Parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute Aphria and Aphria Diamond as partners or joint venturers or Aphria or Aphria Diamond as an agent of the other.  Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking.

13.	Further Assurances.

The Parties shall sign such further and other documents and shall perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

14.

Survival.  The following sections shall survive the expiration or termination of this Agreement, regardless of the reasons for its expiration or termination, in addition to any other provision which by law or by its nature should survive: 1, 8.1, 8.2, 10, 12, 13, 15, 16, Schedule A, Exhibit I and Schedule B.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

1974568 ONTARIO LIMITED
By:
Name:
Title:

APHRIA INC.
By:
Name:
Title: